UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	February 15, 2010

AMBASSADORS INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	0-26420	91-1688605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

2101 4th Avenue, Suite 210 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2010, John G. Bianco III resigned as a member of the board of directors (the “Board”) of Ambassadors International, Inc. (the “Company”) due to family reasons.  The Company understands that Mr. Bianco’s decision to resign was not a result of any disagreement with the Company or its management.

At a meeting of the Board of Directors held on February 18, 2010, the Board appointed Timothy J. Bernlohr to fill the vacancy created by Mr. Bianco’s resignation.  Mr. Bernlohr will serve as a Class III director of the Company.  Mr. Bernlohr was appointed to serve as the chairman of the Compensation Committee and a member of the Audit Committee of the Board.

Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which is a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions.  Mr. Bernlohr is also chairman of the board of directors of The Manischewitz Company and a director of Atlas Air Worldwide Holdings, Inc, Nybron Flooring International, Trident Resources Corporation, Bally Total Fitness Corporation, Hayes Lemmerz Inc. and Hilite International.  Mr. Bernlohr is a graduate of The Pennsylvania State University.

The Board has determined that Mr. Bernlohr is independent under the rules of the Nasdaq Global Market and the Securities and Exchange Commission.  There are no arrangements or understandings known to the Company between Mr. Bernlohr and any other person pursuant to which he was selected as a director.  There are no related party transactions between the Company and Mr. Bernlohr.

Mr. Bernlohr was also given a one-time grant of 53,535 restricted shares of the Company’s common stock, pursuant to the Company’s 2005 Incentive Award Plan, as amended and restated (the “Plan”).  The restricted shares will vest in three equal installments on the first, second and third anniversaries of the grant date, February 18, 2010, subject to Mr. Bernlohr’s continued service as an independent director with the Company and the terms of the Plan and the grant award agreement.  Notwithstanding the foregoing, all unvested restricted shares will vest upon a change of control of the Company, as defined in the Plan.  The Board will make an appropriate adjustment to the number of restricted shares granted to adjust for the dilutive effect of any common stock issuance in connection with any exchange of the Company’s outstanding 3.75% Convertible Notes due 2027 (the “Convertible Notes”) for shares of the Company’s common stock or shares of the Company’s common stock and the Company’s 10% Senior Secured Notes due 2012 (“New Notes”), including if there is any issuance of common stock to holders of New Notes pursuant to the “most favored nation” provision of the indenture for the New Notes which requires such an issuance if the value of the consideration per $1,000 principal amount of Convertible Notes in any such exchange is greater than the value per $1,000 principal amount of Convertible Notes of the shares and New Notes received in the Company’s exchange offer completed in the fourth quarter of 2009 (measured at the time of any such exchange).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 19, 2010

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Mark Detillion
Name: Mark Detillion
Title: Chief Financial Officer